Exhibit 5.1

December 22, 2006

(202) 955-8500	C 93513-00009

(202) 467-0539

United Therapeutics Corporation
1110 Spring Street
Silver Spring, MD 20910

Re:	United Therapeutics Corporation
Registration Statement on Form S-3 filed December 22, 2006

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of United Therapeutics Corporation, a Delaware corporation (the “Company”), in the form in which it was filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering and sale from time to time, pursuant to Rule 415 of the Securities Act, by certain selling holders of the Company’s 0.50% Convertible Senior Notes due October 15, 2011 (the “Notes”) and shares of common stock of the Company, par value $0.01 per share (the “Shares”), issuable upon conversion of the Notes. The Notes were issued pursuant to the terms of an Indenture, dated as of October 30, 2006, between the Company and The Bank of New York, as trustee.

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:

1.                                       The Notes have been validly issued and constitute valid and binding obligations of the Company, subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

2.                                       The Shares initially issuable upon conversion of the Notes, when issued and delivered upon conversion of the Notes and in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and, for purposes of Paragraph 2 above, the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinion contained in Paragraph 2 above. This opinion letter is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the DGCL, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP